Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
LabOne, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-92133, No. 333-92135, No. 333-92137, and No. 333-62548 on Form S-8 and the registration statement No. 333-118919 on Form S-3 of LabOne, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of LabOne, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of LabOne, Inc.

Our report dated March 11, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of LabOne, Inc.'s internal control over financial reporting as of December 31, 2004 Health Alliance's and Northwest Toxicology's internal control over financial reporting associated with total assets of $71.7 million and total revenues of $69.5 million included in the consolidated financial statements of LabOne, Inc. and subsidiaries as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of LabOne, Inc. also excluded an evaluation of the internal control over financial reporting of the laboratory operations of Health Alliance and Northwest Toxicology.

/s/ KPMG LLP

Kansas City, Missouri
March 11, 2005